Exhibit 5.1

April 11, 2011

Hormel Foods Corporation

1 Hormel Place

Austin, Minnesota  55912

Ladies and Gentlemen:

We have acted as counsel for Hormel Foods Corporation (the “Company”) in connection with the preparation of (i) a Registration Statement on Form S-3, File No. 333-173284 (the “Registration Statement”), of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of the securities referred to therein and (ii) the Prospectus Supplement and Prospectus, each dated April 4, 2011, relating to the offer and sale by the Company under the Registration Statement of $250,000,000 4.125% Notes due 2021 (the “Securities”).  The Securities are to be issued under the Indenture dated as of April 1, 2011 entered into by the Company and U.S. Bank National Association, as trustee (the “Indenture”) and sold pursuant to the Underwriting Agreement dated April 4, 2011 between the Company and the Underwriters named therein (the “Underwriting Agreement”).

We have examined such documents, records, and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that the Securities have been duly authorized and, when duly executed by the Company, authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, receivership or other laws affecting creditors’ rights generally from time to time in effect and subject to general equity principles, including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies (regardless of whether enforceability is considered in a proceeding in equity or at law) and except further as enforcement thereof may be limited by any governmental authority that limits, delays or prohibits the making of payments outside of the United States.  As contemplated by the foregoing qualifications, in rendering the foregoing opinions, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.  Without limiting any other qualifications set forth herein, the opinions expressed herein regarding enforceability of the Securities are subject to the effect of generally applicable laws that may limit enforceability of provisions imposing premiums or liquidated damages to the extent such provisions constitute, or are deemed to constitute, a penalty or forfeiture.

We have relied as to certain relevant facts upon certificates of, and/or information provided by, officers and employees of the Company as to the accuracy of such factual matters without independent verification thereof or other investigation.  We have also relied, without investigation, upon the following assumptions:  (i) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question; (ii) each party to agreements or instruments relevant hereto other than the Company has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iii) each party to agreements or instruments relevant hereto other than the Company has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such agreements or instruments against the Company; and (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

The opinions expressed herein are limited to the specific issues addressed and to documents and laws existing on the date hereof.  By rendering our opinion, we do not undertake to advise you with respect to any other matter or of any change in such documents and laws or in the interpretation thereof which may occur after the date hereof.

Our opinions set forth herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware (which is comprised of the Delaware general corporation statute codified in Chapter 1 of Title 8 of the Delaware Code, all relevant provisions of the Delaware constitution and all reported case law interpreting or applying that statute or those provisions) and the federal laws of the United States of America, and we are expressing no opinion as to the effect of any other laws.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Faegre & Benson LLP

FAEGRE & BENSON LLP